MOORE & ASSOCIATES, CHARTERED

      ACCOUNTANTS AND ADVISORS

              PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1 (Amendment 5) of Kat Racing, Inc. (A Development Stage Company), of our report dated April 25, 2008 (Except as to Note 2 the date is May 30, 2008) on our review of the financial statements of Kat Racing, Inc. as of March 31, 2008, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the three-month and six-month periods ended March 31, 2008 and March 31, 2007, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates Chartered

Las Vegas, Nevada

July 25, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501